EXHIBIT 99.1

Star Group, L.P. Reports Fiscal 2025 First Quarter Results

STAMFORD, Conn., Feb. 05, 2025 (GLOBE NEWSWIRE) -- Star Group, L.P. (the "Company" or "Star") (NYSE:SGU), a home energy distributor and services provider, today announced financial results for its fiscal 2025 first quarter, the three month period ended December 31, 2024.

Three Months Ended December 31, 2024 Compared to the Three Months Ended December 31, 2023
For the fiscal 2025 first quarter, Star reported a 7.6 percent decrease in total revenue to $488.1 million compared with $528.1 million in the prior-year period, reflecting lower average petroleum prices even as product volumes rose slightly year-over-year and service and installation revenue increased. The volume of home heating oil and propane sold during the fiscal 2025 first quarter rose by 2.3 million gallons, or 2.8 percent, to 82.4 million gallons, as the additional volume provided from acquisitions and colder temperatures was only slightly offset by the impact of net customer attrition and other factors. Temperatures in Star's geographic areas of operation for the three months ended December 31, 2024 were 4.1 percent colder than the three months ended December 31, 2023 but 10.5 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration. Selling prices decreased largely due to a decline in wholesale product cost of $0.4969 per gallon, or 18.4 percent, compared to the prior-year period.

Star’s net income increased by $19.9 million in the quarter, to $32.9 million, as a favorable change in the fair value of derivative instruments of $24.3 million, a $2.8 million increase in Adjusted EBITDA, and a $0.5 million decrease in depreciation and amortization expenses was only partially offset by a $7.8 million increase in income taxes.

The Company reported first quarter Adjusted EBITDA (a non-GAAP measure defined below) of $51.9 million, or $2.8 million more than in the prior-year period, as a $4.0 million increase in Adjusted EBITDA from recent acquisitions and higher per gallon margins in the base business more than offset the impact of a 3.8 million gallon decrease in home heating oil and propane volume sold in the base business.

“The first quarter was a busy one for Star due to acquisition-related activities combined with slightly colder temperatures,” said Jeff Woosnam, Star Group’s President and Chief Executive Officer. “While selling prices fell, volumes rose modestly year-over-year, and we continued to improve the performance and contribution of our service and installation business concurrently. As previously announced, we completed a sizable strategic acquisition after the quarter ended. We believe this has further strengthened our propane presence within the Company’s existing operating footprint, and we’re excited to welcome our new employees and a well-known brand to the Star Group family. Looking ahead, we’re benefitting from colder temperatures thus far in the second quarter and, with our ongoing focus on service quality and reliability, believe we are well positioned for the remainder of the year.”

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)
EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, other income (loss), net, multiemployer pension plan withdrawal charge, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of the Company’s financial statements, such as investors, commercial banks and research analysts, to assess Star’s position with regard to the following:

  compliance with certain financial covenants included in our debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  operating performance and return on invested capital compared to those of other companies in the retail distribution of refined petroleum products, without regard to financing methods and capital structure;
  ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and
  the viability of acquisitions, capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies, and EBITDA and Adjusted EBITDA both have limitations, as analytical tools and so should not be viewed in isolation but in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are as follows:

  EBITDA and Adjusted EBITDA do not reflect cash used for capital expenditures;
  although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER:
Members of Star's management team will host a webcast and conference call at 11:00 a.m. Eastern Time tomorrow, February 6, 2025. The webcast will be accessible on the company’s website, at www.stargrouplp.com, and the telephone number for the conference call is 888-346-3470 (or 412-317-5169 for international callers).

About Star Group, L.P.
Star Group, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Company also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. Star also sells diesel, gasoline and home heating oil on a delivery only basis. We believe Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast and Mid-Atlantic U.S. regions. Additional information is available by obtaining the Company's SEC filings at www.sec.gov and by visiting Star's website at www.stargrouplp.com, where unit holders may request a hard copy of Star’s complete audited financial statements free of charge.

Forward Looking Information
This news release includes "forward-looking statements" which represent the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including the impact of geopolitical events on wholesale product cost volatility, the price and supply of the products that we sell, our ability to purchase sufficient quantities of product to meet our customer’s needs, rapid increases in levels of inflation, the consumption patterns of our customers, our ability to obtain satisfactory gross profit margins, the effect of weather conditions on our operational and financial performance, our ability to obtain new customers and retain existing customers, our ability to make strategic acquisitions, the impact of litigation, natural gas conversions and electrification of heating systems, future global health pandemics, recessionary economic conditions, future union relations and the outcome of current and future union negotiations, the impact of current and future governmental regulations, including climate change, environmental, health, and safety regulations, the ability to attract and retain employees, customer credit worthiness, counterparty credit worthiness, marketing plans, cyber-attacks, global supply chain issues, labor shortages and new technology, including alternative methods for heating and cooling residences. All statements other than statements of historical facts included in this Report including, without limitation, the statements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere herein, are forward-looking statements. Without limiting the foregoing, the words “believe,” “anticipate,” “plan,” “expect,” “seek,” “estimate,” and similar expressions are intended to identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2024. Important factors that could cause actual results to differ materially from the Company’s expectations ("Cautionary Statements") are disclosed in this news release and in the Company’s Form 10-K and our Quarterly Reports on Form 10-Q. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GROUP, L.P. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
(in thousands)	2024	2024
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$48,792	$117,335
Receivables, net of allowance of $5,707 and $6,434, respectively	176,279	94,981
Inventories	68,269	41,587
Fair asset value of derivative instruments	51	—
Prepaid expenses and other current assets	37,566	27,566
Total current assets	330,957	281,469
Property and equipment, net	104,627	104,534
Operating lease right-of-use assets	91,023	91,141
Goodwill	276,074	275,829
Intangibles, net	95,005	98,712
Restricted cash	250	250
Captive insurance collateral	75,684	74,851
Deferred charges and other assets, net	13,132	12,825
Total assets	$986,752	$939,611
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$48,234	$31,547
Revolving credit facility borrowings	7,830	5
Fair liability value of derivative instruments	7,041	13,971
Current maturities of long-term debt	21,000	21,000
Current portion of operating lease liabilities	20,598	19,832
Accrued expenses and other current liabilities	123,990	116,317
Unearned service contract revenue	79,568	66,424
Customer credit balances	88,692	104,700
Total current liabilities	396,953	373,796
Long-term debt	182,670	187,811
Long-term operating lease liabilities	75,275	75,916
Deferred tax liabilities, net	24,960	21,922
Other long-term liabilities	15,852	16,273
Partners' capital
Common unitholders	308,528	282,058
General partner	(5,775)	(5,714)
Accumulated other comprehensive loss, net of taxes	(11,711)	(12,451)
Total partners' capital	291,042	263,893
Total liabilities and partners' capital	$986,752	$939,611

STAR GROUP, L.P. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
(in thousands, except per unit data - unaudited)	2024	2023
Sales:
Product	$399,459	$448,550
Installations and services	88,604	79,546
Total sales	488,063	528,096
Cost and expenses:
Cost of product	248,699	303,338
Cost of installations and services	81,665	75,107
(Increase) decrease in the fair value of derivative instruments	(5,258)	19,030
Delivery and branch expenses	99,327	94,364
Depreciation and amortization expenses	7,903	8,386
General and administrative expenses	7,183	7,021
Finance charge income	(675)	(771)
Operating income	49,219	21,621
Interest expense, net	(3,011)	(3,218)
Amortization of debt issuance costs	(300)	(250)
Income before income taxes	$45,908	$18,153
Income tax expense	13,024	5,174
Net income	$32,884	$12,979
General Partner's interest in net income	307	118
Limited Partners' interest in net income	$32,577	$12,861

Per unit data (Basic and Diluted):
Net income available to limited partners	$0.94	$0.36
Dilutive impact of theoretical distribution of earnings	0.15	0.04
Basic and diluted income per Limited Partner Unit:	$0.79	$0.32

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	34,587	35,593

SUPPLEMENTAL INFORMATION STAR GROUP, L.P. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (Unaudited)
	Three Months Ended December 31,
(in thousands)	2024	2023
Net income	$32,884	$12,979
Plus:
Income tax expense	13,024	5,174
Amortization of debt issuance costs	300	250
Interest expense, net	3,011	3,218
Depreciation and amortization	7,903	8,386
EBITDA	57,122	30,007
(Increase) / decrease in the fair value of derivative instruments	(5,258)	19,030
Adjusted EBITDA	51,864	49,037
Add / (subtract)
Income tax expense	(13,024)	(5,174)
Interest expense, net	(3,011)	(3,218)
Provision for losses on accounts receivable	182	649
Increase in accounts receivables	(81,476)	(73,590)
Increase in inventories	(26,670)	(26,805)
Decrease in customer credit balances	(16,199)	(21,852)
Change in deferred taxes	2,667	(1,591)
Change in other operating assets and liabilities	21,103	22,236
Net cash used in operating activities	$(64,564)	$(60,308)
Net cash used in investing activities	$(4,652)	$(5,875)
Net cash provided by financing activities	$673	$40,917

Home heating oil and propane gallons sold	82,400	80,100
Other petroleum products	30,700	32,400
Total all products	113,100	112,500

CONTACT:
Star Group, L.P.	Chris Witty
Investor Relations	Darrow Associates
203/328-7310	646/438-9385 or cwitty@darrowir.com